EXHIBIT 107

Calculation of Filing Fee Table

S-8

(Form Type)

Aurora Cannabis Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Shares issuable pursuant to awards granted under the Share Option Plan	457(c) and 457(h)	855,431	US$5.85	US$5,000,000	0.00014760	US$738
Equity	Common Shares issuable pursuant to awards granted under the Non-Employee Directors Deferred Share Unit Plan	457(c) and 457(h)	427,715	US$5.85	US$2,500,000	0.00014760	US$369
Equity	Common Shares issuable pursuant to awards granted under the Performance Share Unit Plan	457(c) and 457(h)	855,431	US$5.85	US$5,000,000	0.00014760	US$738
Equity	Common Shares issuable pursuant to awards granted under the Restricted Share Unit Plan	457(c) and 457(h)	1,283,147	US$5.85	US$7,500,000	0.00014760	US$1,107
Total Offering Amounts					US$20,000,000		US$2,952
Total Fee Offsets							—
Net Fee Due							US$2,952

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional common shares, no par value (the “Common Shares”), of the Registrant, Aurora Cannabis Inc., that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Common Shares.

(2)

Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Shares reported on the Nasdaq Capital Market on September 16, 2024, which was US$5.85 per share.